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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

The Board of Directors
Performance Food Group Company:


We consent to incorporation by reference in the registration statement on Form S-8 of Performance Food Group Company of our report dated February 5, 2001, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of December 30, 2000 and January 1, 2000, the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended December 30, 2000, and the related financial statement schedule, which reports are included in the December 30, 2000 annual report on Form 10-K of Performance Food Group Company, incorporated by reference into the registration statement.



                                             /s/ KPMG LLP



Richmond, Virginia
May 8, 2001